Exhibit 99.1

Teva Reports First Quarter 2022 Financial Results

  Revenues of $3.7 billion
  GAAP diluted loss per share of $0.86
  Non-GAAP diluted EPS of $0.55
  Cash flow used in operating activities of $49 million
  Free cash flow of $117 million
  2022 revenue outlook revised lower to reflect ongoing impact of foreign exchange fluctuations; COPAXONE® outlook revised lower mainly to reflect increased competition and foreign exchange fluctuations; all other key components reaffirmed:
    Revenues of $15.4 - $16.0 billion vs. previous range of $15.6 - $16.2 billion
    COPAXONE revenues of approximately $750 million vs. previous outlook of approximately $850 million
    Adjusted EBITDA of $4.7 - $5.0 billion
    Non-GAAP diluted EPS of $2.40 - $2.60
    Free cash flow of $1.9 - $2.2 billion

TEL AVIV, Israel--(BUSINESS WIRE)--May 3, 2022--Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended March 31, 2022.

Mr. Kåre Schultz, Teva's President and CEO, said, 2022 is off to a solid start with the successful launch of a first generic version of Revlimid® in the United States, and gains in market share for AJOVY® both in the United States and in Europe, where it has solidified its leadership position as the second leading brand. AUSTEDO® continues to grow as more patients with tardive dyskinesia are being diagnosed and are receiving treatment. We are also pleased to continue resolving opioid-related litigations with recent settlements in Florida and Rhode Island including the provision of lifesaving opioid treatments and recovery medicines for those who need them."

Mr. Schultz continued: "While easing of COVID-19 related restrictions has led to positive momentum in our European business, we are seeing fluctuations of foreign exchange rates, and have therefore lowered our 2022 revenue outlook, while reaffirming our earnings and cash flow guidance."

First Quarter 2022 Consolidated Results

Revenues in the first quarter of 2022 were $3,661 million, a decrease of 8%, or 5% in local currency terms, compared to the first quarter of 2021. This decrease was mainly due to lower revenues in our North America segment primarily related to generic products and COPAXONE, partially offset by higher revenues from Anda and generic products in our Europe segment.

Exchange rate movements during the first quarter of 2022, including hedging effects, negatively impacted our revenues by $133 million and our GAAP and non-GAAP operating income by $56 million and $59 million, respectively.

GAAP gross profit was $1,740 million in the first quarter of 2022, a decrease of 7% compared to the first quarter of 2021. GAAP gross profit margin was 47.5% in the first quarter of 2022, compared to 47.2% in the first quarter of 2021. The increase in gross profit margin was mainly driven by our network consolidation activities, as well as a change in product portfolio mix in our International Markets segment, partially offset by the unfavorable mix of generic products in our North America segment and lower revenues from COPAXONE. Non-GAAP gross profit was $1,986 million in the first quarter of 2022, a decrease of 7% compared to the first quarter of 2021. Non-GAAP gross profit margin was 54.2% in the first quarter of 2022, compared to 53.8% in the first quarter of 2021.

GAAP Research and Development (R&D) expenses in the first quarter of 2022 were $225 million, a decrease of 11% compared to the first quarter of 2021. Non-GAAP R&D expenses were $221 million, or 6.0% of quarterly revenues, in the first quarter of 2022, compared to $244 million, or 6.1%, in the first quarter of 2021. In the first quarter of 2022, our R&D expenses related primarily to specialty product candidates in neuroscience (such as migraine, movement disorders/ neurodegeneration and neuropsychiatry, including post-approval commitments), immunology (such as respiratory medicines) and selected other areas, as well as generic products including biosimilars. Our lower R&D expenses in the first quarter of 2022, compared to the first quarter of 2021, were mainly due to a decrease in neuroscience (in the pain and migraine and headache therapeutic areas), as well as various generics projects.

GAAP Selling and Marketing (S&M) expenses in the first quarter of 2022 were $584 million, flat compared to the first quarter of 2021. Non-GAAP S&M expenses were $552 million, or 15.1% of quarterly revenues, in the first quarter of 2022, compared to $549 million, or 13.8%, in the first quarter of 2021.

GAAP General and Administrative (G&A) expenses in the first quarter of 2022 were $296 million, an increase of 2% compared to the first quarter of 2021. Non-GAAP G&A expenses were $252 million, or 6.9% of quarterly revenues, in the first quarter of 2022, compared to $278 million, or 7%, in the first quarter of 2021.

GAAP other income and Non-GAAP other income in the first quarter of 2022 was $52 million, compared to $5 million in the first quarter of 2021. Other income in the first quarter of 2022 was mainly the result of settlement proceeds in our International Markets segment.

GAAP operating loss in the first quarter of 2022 was $713 million, compared to operating income of $434 million in the first quarter of 2021. GAAP operating loss in the first quarter of 2022 was mainly affected by legal settlements and loss contingencies, primarily related to an update of the estimated settlement provision recorded in connection with the remaining opioid cases. Non-GAAP operating income in the first quarter of 2022 was $1,013 million, a decrease of 6%, compared to $1,077 million in the first quarter of 2021. This decrease in non-GAAP operating income was mainly due to lower profit in our North America segment, partially offset by higher profit in our Europe and International Markets segments. Non-GAAP operating margin was 27.7% in the first quarter of 2022, compared to 27.1% in the first quarter of 2021.

EBITDA (defined as operating income (loss), excluding amortization and depreciation expenses) was negative $390 million in the first quarter of 2022, compared to EBITDA of $809 million in the first quarter of 2021. Adjusted EBITDA (defined as non-GAAP operating income excluding depreciation expenses) was $1,135 million in the first quarter of 2022, a decrease of 6% compared to $1,206 million in the first quarter of 2021.

GAAP financial expenses, net were $258 million in the first quarter of 2022, compared to $290 million in the first quarter of 2021. Financial expenses in the first quarter of 2022, were mainly comprised of interest expenses of $238 million. Financial expenses in the first quarter of 2021 were mainly comprised of interest expenses of $239 million and loss on revaluations of marketable securities of $64 million. Non-GAAP financial expenses, net were $247 million in the first quarter of 2022, compared to $227 million in the first quarter of 2021.

In the first quarter of 2022, we recognized a GAAP tax expense of $2 million, on pre-tax loss of $971 million. In the first quarter of 2021, we recognized a tax expense of $62 million, on pre-tax income of $144 million. Our tax rate for the first quarter of 2022 was mainly affected by legal settlement charges and interest expense disallowances. Non-GAAP income taxes in the first quarter of 2022 were $142 million, or 18.5%, on pre-tax non-GAAP income of $766 million. Non-GAAP income taxes in the first quarter of 2021 were $146 million, or 17%, on pre-tax non-GAAP income of $851 million. Our non-GAAP tax rate in the first quarter of 2022 was mainly affected by the mix of products we sold and interest expense disallowances.

We expect our annual non-GAAP tax rate for 2022 to be 18%-19%, unchanged from our outlook provided in February 2022.

GAAP net loss attributable to Teva and GAAP diluted loss per share were $955 million and $0.86, respectively, in the first quarter of 2022, compared to net income of $77 million and diluted earnings per share of $0.07 in the first quarter of 2021. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the first quarter of 2022 were $609 million and $0.55, respectively, compared to $699 million and $0.63 in the first quarter of 2021.

The weighted average diluted shares outstanding used for the fully diluted share calculation for the three months ended March 31, 2022 and 2021 was 1,107 million shares. The weighted average diluted shares outstanding used for the fully diluted share calculation on a non-GAAP basis for the three months ended March 31, 2022 and 2021 was 1,112 million and 1,107 million shares, respectively.

As of March 31, 2022 and 2021, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,145 million and 1,130 million, respectively.

Non-GAAP information: Net non-GAAP adjustments in the first quarter of 2022 were $1,564 million. Non-GAAP net income and non-GAAP EPS for the first quarter of 2022 were adjusted to exclude the following items:

  Legal settlements and loss contingencies of $1,124 million;
  Amortization of purchased intangible assets of $200 million, of which $178 million is included in cost of sales and the remaining $22 million in S&M expenses;
  Impairment of long-lived assets of $165 million, comprised mainly of impairment of intangible assets of product rights assets in connection with the Actavis Generics acquisition;
  Restructuring expenses of $57 million;
  Contingent consideration expense of $33 million, mainly related to an increase in future royalties;
  Equity compensation expenses of $24 million;
  Finance expenses of $11 million;
  Other items of $91 million; and
  Income tax of $140 million.

Teva believes that excluding such items facilitates investors’ understanding of its business.

Commencing in the first quarter of 2022, we no longer exclude IPR&D acquired in development arrangements from our non-GAAP financial measures. In our comparable non-GAAP financial measures for the first quarter of 2021, we excluded $5 million IPR&D acquired in development arrangements. We are not recasting the non-GAAP presentation for the first quarter of 2021 since the adjustment is not significant. We are making this change to our presentation of non-GAAP financial measures to improve comparability of our non-GAAP presentation to those of other companies in the pharmaceutical industry that are making a similar change to their presentations beginning in the first quarter of 2022.

For further information, see the tables below for a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and the information under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow used in operating activities during the first quarter of 2022 was $49 million, compared to $405 million in the first quarter of 2021. The lower cash flow used in operating activities in the first quarter of 2022 was mainly due to changes in working capital items resulting from a decrease in accounts receivables net of SR&A in connection with the decrease in revenues.

Free cash flow (defined as cash flow used in operating activities, cash used for capital investments, beneficial interest collected in exchange for securitized accounts receivables, proceeds from divestitures of businesses and other assets and cash used for acquisition of businesses, net of cash acquired) was $117 million in the first quarter of 2022, compared to $59 million in the first quarter of 2021. The increase in the first quarter of 2022 resulted mainly from lower cash flow used in operating activities, partially offset by lower sales of assets.

As of March 31, 2022, our debt was $22,917 million, compared to $23,043 million as of December 31, 2021. This decrease was mainly due to exchange rate fluctuations. Our debt as of March 31, 2022 was effectively denominated in the following currencies: 61% in U.S. dollars, 36% in euros and 3% in Swiss francs. The portion of total debt classified as short-term as of March 31, 2022 was 9%, compared to 6% as of December 31, 2022. Our financial leverage was 69% as of March 31, 2022, compared to 67% as of December 31, 2021. Our average debt maturity was approximately 6.2 years as of March 31, 2022, compared to 6.4 years as of December 31, 2021.

In April 2022, we entered into an unsecured syndicated sustainability-linked revolving credit facility ("RCF") of $1.8 billion with a maturity date of April 2026, with two one-year extension options, which replaces Teva’s existing revolving credit facility. The RCF is linked to two sustainability performance targets. The RCF margin may increase or decrease depending on the Company's sustainability performance.

Segment Results for the First Quarter of 2022

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended March 31, 2022 and 2021:

	Three months ended March 31,
	2022		2021
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,737	100%	$1,989	100%
Gross profit	890	51.2%	1,074	54.0%
R&D expenses	143	8.2%	160	8.0%
S&M expenses	245	14.1%	229	11.5%
G&A expenses	112	6.4%	111	5.6%
Other income	(11)	(0.7%)	(3)	§
Segment profit*	$402	23.1%	$577	29.0%

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than 0.5%.

Revenues from our North America segment in the first quarter of 2022 were $1,737 million, a decrease of $251 million, or 13%, compared to the first quarter of 2021, mainly due to a decrease in revenues from generic products and COPAXONE, partially offset by higher revenues from ANDA.

Revenues in the United States, our largest market, were $1,638 million in the first quarter of 2022, a decrease of $216 million or 12% compared to the first quarter of 2021.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended March 31, 2022 and 2021:

	Three months ended March 31,		Percentage Change
	2022	2021	2022-2021
	(U.S. $ in millions)

Generic products	$899	$1,053	(15%)
AJOVY	36	31	16%
AUSTEDO	154	146	6%
BENDEKA®/TREANDA®	82	91	(10%)
COPAXONE	86	164	(48%)
Anda	342	289	18%
Other	139	215	(35%)
Total	$1,737	$1,989	(13%)

Generic products revenues in our North America segment (including biosimilars) in the first quarter of 2022 were $899 million, a decrease of 15% compared to the first quarter of 2021, mainly due to increased competition on key products and lower volumes, partially offset by higher revenues from lenalidomide capsules (the generic version of Revlimid®) and Truxima®.

In the first quarter of 2022, our total prescriptions were approximately 302 million (based on trailing twelve months), representing 8.2% of total U.S. generic prescriptions according to IQVIA data.

On March 7, 2022 we announced the launch of the first generic version of Revlimid® (lenalidomide capsules), in 5mg, 10mg, 15mg, and 25mg strengths, in the United States. These lenalidomide capsules are a prescription medicine used in adults for the treatment of (i) multiple myeloma in combination with the medicine dexamethasone, (ii) certain myelodysplastic syndromes, and (iii) mantle cell lymphoma following specific prior treatment.

AJOVY revenues in our North America segment in the first quarter of 2022 increased by 16% to $36 million, compared to the first quarter of 2021, mainly due to growth in volume.

AUSTEDO revenues in our North America segment in the first quarter of 2022 increased by 6%, to $154 million, compared to $146 million in the first quarter of 2021, mainly due to growth in volume.

BENDEKA and TREANDA combined revenues in our North America segment in the first quarter of 2022 decreased by 10% to $82 million, compared to the first quarter of 2021, mainly due to the availability of alternative therapies and continued competition from Belrapzo® (a ready-to-dilute bendamustine hydrochloride product from Eagle).

COPAXONE revenues in our North America segment in the first quarter of 2022 decreased by 48% to $86 million, compared to the first quarter of 2021, mainly due to generic competition in the United States and a decrease in glatiramer acetate market share due to availability of alternative therapies.

Anda revenues in our North America segment in the first quarter of 2022 increased by 18% to $342 million, compared to $289 million in the first quarter of 2021, mainly due to higher demand for COVID-related products.

North America Gross Profit

Gross profit from our North America segment in the first quarter of 2022 was $890 million, a decrease of 17%, compared to $1,074 million in the first quarter of 2021. This decrease was mainly due to lower gross profit from generic products and lower gross profit from COPAXONE.

Gross profit margin for our North America segment in the first quarter of 2022 decreased to 51.2%, compared to 54.0% in the first quarter of 2021. This decrease was mainly due to a change in the mix of generic products and COPAXONE.

North America Profit

Profit from our North America segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our North America segment in the first quarter of 2022 was $402 million, a decrease of 30% compared to $577 million in the first quarter of 2021, mainly due to lower revenues, as discussed above.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended March 31, 2022 and 2021:

	Three months ended March 31,
	2022		2021
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,156	100%	$1,214	100%
Gross profit	694	60.0%	688	56.6%
R&D expenses	58	5.0%	66	5.4%
S&M expenses	196	17.0%	214	17.7%
G&A expenses	59	5.1%	70	5.8%
Other income	§	§	§	§
Segment profit*	$381	32.9%	$338	27.8%
___________
* Segment profit does not include amortization and certain other items.
§ Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the first quarter of 2022 were $1,156 million, a decrease of 5%, or $58 million, compared to the first quarter of 2021. In local currency terms, revenues increased by 3%. In the first quarter of 2021, our lower revenues were impacted by the implications of the COVID-19 pandemic. In the first quarter of 2022, our higher revenues were attributed to higher demand for generic and OTC products resulting mainly from the removal of restrictions related to doctor and hospital visits by patients that were previously implemented in response to the COVID-19 pandemic, as well as higher sales of cough and cold products. In the first quarter of 2022, revenues were negatively impacted by exchange rate fluctuations of $67 million, net of hedging effects.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended March 31, 2022 and 2021:

	Three months ended March 31,		Percentage Change
	2022	2021	2022-2021
	(U.S. $ in millions)
Generic products	$876	$865	1%
AJOVY	30	16	94%
COPAXONE	72	100	(29%)
Respiratory products	71	93	(24%)
Other	107	140	(24%)
Total	$1,156	$1,214	(5%)

Generic products revenues in our Europe segment in the first quarter of 2022, including OTC products, increased by 1% to $876 million, compared to the first quarter of 2021. In local currency terms, revenues increased by 8%, mainly due to higher demand for generic and OTC products, resulting mainly from the removal of restrictions related to doctor and hospital visits by patients that were previously implemented in response to the COVID-19 pandemic, as well as higher sale of cough and cold products.

AJOVY revenues in our Europe segment in the first quarter of 2022 increased to $30 million, compared to $16 million in the first quarter of 2021, mainly due to growth in European countries in which AJOVY had previously been launched, as well as launches and reimbursements in additional European countries.

COPAXONE revenues in our Europe segment in the first quarter of 2022 decreased by 29% to $72 million, compared to the first quarter of 2021. In local currency terms, revenues decreased by 24%, due to price reductions and a decline in volume resulting from competing glatiramer acetate products.

Respiratory products revenues in our Europe segment in the first quarter of 2022 decreased by 24% to $71 million compared to the first quarter of 2021. In local currency terms, revenues decreased by 19%, mainly due to price reductions.

Europe Gross Profit

Gross profit from our Europe segment in the first quarter of 2022 was $694 million, an increase of 1% compared to $688 million in the first quarter of 2021.

Gross profit margin for our Europe segment in the first quarter of 2022 increased to 60.0%, compared to 56.6% in the first quarter of 2021. This increase was mainly due to lower cost of goods sold, mainly driven by our network consolidation activities, as well as a decrease in write-offs.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the first quarter of 2022 was $381 million, an increase of 13%, compared to $338 million in the first quarter of 2021. This increase was mainly due to higher gross profit and reduced expenses, as discussed above.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than those in our North America and Europe segments. The key markets in this segment are Japan, Russia and Israel.

On February 1, 2021, we completed the sale of the majority of the generic and operational assets of our business venture in Japan.

In February 2022, Russia launched an invasion of Ukraine. As of the date of this press release, sustained conflict and disruption in the region is ongoing. Russia and Ukraine markets are included in our International Markets segment results. We have no manufacturing or R&D facilities in these markets. During the first quarter of 2022, the impact of this conflict on our International Markets segment results of operations and financial condition was immaterial.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended March 31, 2022 and 2021:

	Three months ended March 31,
	2022		2021
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$492	100%	$490	100%
Gross profit	286	58.1%	260	53.0%
R&D expenses	20	4.0%	18	3.6%
S&M expenses	97	19.8%	96	19.6%
G&A expenses	29	5.9%	26	5.3%
Other income	(40)	(8.1%)	(2)	§
Segment profit*	$179	36.4%	$122	24.9%
__________
* Segment profit does not include amortization and certain other items.
§ Represents an amount less than 0.5%.

Revenues from our International Markets segment in the first quarter of 2022 were $492 million, flat compared to the first quarter of 2021. In local currency terms, revenues increased by 8% compared to the first quarter of 2021, mainly due to higher revenues in certain markets, partially offset by lower revenues in Japan resulting from the divestment mentioned above, as well as regulatory price reductions and generic competition to off-patented products. Revenues continued to be affected by the ongoing impact of the COVID-19 pandemic on markets and on customer stocking and purchasing patterns.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended March 31, 2022 and 2021:

	Three months ended March 31,		Percentage Change
	2022	2021	2022-2021
	(U.S. $ in millions)
Generic products	$388	$392	(1%)
AJOVY	6	1	315%
COPAXONE	10	12	(11%)
Other	88	85	4%
Total	$492	$490	§

Generic products revenues in our International Markets segment in the first quarter of 2022, which include OTC products, decreased by 1% in U.S. dollar. In local currency terms, revenues increased by 9% to $388 million, compared to the first quarter of 2021. This increase was mainly due to higher revenues in certain markets, partially offset by lower sales in Japan resulting from the divestment mentioned above, as well as regulatory price reductions and generic competition to off-patented products in Japan.

AJOVY was launched in certain markets in our International Markets segment, including Japan in August 2021. We are moving forward with plans to launch AJOVY in other markets. AJOVY revenues in our International Markets segment in the first quarter of 2022 were $6 million, compared to $1 million in the first quarter of 2021.

COPAXONE revenues in our International Markets segment in the first quarter of 2022 were $10 million, compared to $12 million in the first quarter of 2021.

AUSTEDO was launched in early 2021 in China for the treatment of chorea associated with Huntington's disease and for the treatment of tardive dyskinesia and was also launched in Israel during 2021. In October 2021, we received marketing approval for both indications in Brazil. We continue with additional submissions in various other markets.

International Markets Gross Profit

Gross profit from our International Markets segment in the first quarter of 2022 was $286 million, an increase of 10% compared to $260 million in the first quarter of 2021.

Gross profit margin for our International Markets segment in the first quarter of 2022 increased to 58.1%, compared to 53.0% in the first quarter of 2021. This increase was mainly due to a change in product portfolio mix, price increases largely as a result of rising costs due to inflationary pressure and a positive impact from hedging activity, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

International Markets Profit

Profit from our International Markets segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the first quarter of 2022 was $179 million, an increase of 47%, compared to $122 million in the first quarter of 2021. This increase was mainly due to higher gross profit as well as other income.

Other Activities

We have other sources of revenues, primarily the sale of active pharmaceutical ingredients ("APIs") to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our North America, Europe or International Markets segments described above.

Our revenues from other activities in the first quarter of 2022 were $275 million, a decrease of 5% compared to the first quarter of 2021. In local currency terms, revenues were flat.

API sales to third parties in the first quarter of 2022 were $181 million, an increase of 2% in both U.S. dollars and local currency terms, compared to the first quarter of 2021.

Outlook for 2022 Non-GAAP Results

$ billions, except EPS	May 2022 Outlook	February 2022 Outlook	2021 Actual
Revenues	15.4 - 16.0	15.6 - 16.2	15.9
COPAXONE ($m)	~750	~850	1,005
AUSTEDO ($m)	~1,000	~1,000	808
AJOVY ($m)	~400	~400	313
Operating Income	4.2-4.5	4.2-4.5	4.4
EBITDA	4.7-5.0	4.7-5.0	4.9
EPS ($)	2.40-2.60	2.40-2.60	2.58
Share Count	1,114 million shares	1,114 million shares	1,107 million shares
Free Cash Flow	1.9 - 2.2	1.9 - 2.2	2.2
CAPEX	0.6	0.6	0.6
Non-GAAP Tax Rate	18% - 19%	18% - 19%	16.4%

Conference Call

Teva will host a conference call and live webcast including a slide presentation on Tuesday, May 3, 2022, at 8:00 a.m. ET to discuss its first quarter 2022 results and overall business environment. A question & answer session will follow.

In order to participate, please dial the following numbers:

United States: 1 (877) 870-9135

International: +44 (0) 2071 928338

Israel: 1 (809) 213-985

Passcode: 8636304

A live webcast of the call will be available on Teva’s website at: ir.tevapharm.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on the Company's website or by calling the following numbers: United States 1-866-331-1332; International +44 (0) 3333 009785; passcode: 8636304.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and specialty medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day, and are served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative research and operations supporting our growing portfolio of specialty and biopharmaceutical products. Learn more at http://www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP EPS, non-GAAP operating income, non-GAAP gross profit, non-GAAP gross profit margin, EBITDA, Adjusted EBITDA, non-GAAP R&D expenses, non-GAAP S&M expenses, non-GAAP G&A expenses, non-GAAP financial expenses, non-GAAP income taxes, non-GAAP income (loss) before income taxes, non-GAAP tax rate, non-GAAP net income (loss), non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS are presented in order to facilitates investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; consolidation of our customer base and commercial alliances among our customers; delays in launches of new generic products; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; our ability to develop and commercialize biopharmaceutical products; competition for our specialty products, including AUSTEDO, AJOVY and COPAXONE; our ability to achieve expected results from investments in our product pipeline; our ability to develop and commercialize additional pharmaceutical products; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: uncertainty regarding the COVID-19 pandemic and the governmental and societal responses thereto; our ability to successfully execute and maintain the activities and efforts related to the measures we have taken or may take in response to the COVID-19 pandemic and associated costs therewith; effectiveness of our optimization efforts; our ability to attract, hire and retain highly skilled personnel; manufacturing or quality control problems; interruptions in our supply chain; disruptions of information technology systems; breaches of our data security; variations in intellectual property laws; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism; costs and delays resulting from the extensive pharmaceutical regulation to which we are subject or delays in governmental processing time due to travel and work restrictions caused by the COVID-19 pandemic;
  the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; significant sales to a limited number of customers; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; increased legal and regulatory action in connection with public concern over the abuse of opioid medications and our ability to reach a final resolution of the remaining opioid-related litigation; scrutiny from competition and pricing authorities around the world, including our ability to successfully defend against the U.S. Department of Justice criminal charges of Sherman Act violations; potential liability for patent infringement; product liability claims; failure to comply with complex Medicare and Medicaid reporting and payment obligations; compliance with anti-corruption sanctions and trade control laws; environmental risks; and the impact of ESG issues;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our intangible assets; potential significant increases in tax liabilities (including as a result of potential tax reform in the United States); and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

  and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the first quarter of 2022 and in our Annual Report on Form 10-K for the year ended December 31, 2021, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.
Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)

		Three months ended
		March 31,
		2022	2021
		(Unaudited)	(Unaudited)
Net revenues		3,661	3,982
Cost of sales		1,921	2,104
Gross profit		1,740	1,878
Research and development expenses		225	254
Selling and marketing expenses		584	585
General and administrative expenses		296	290
Intangible assets impairments		149	79
Other asset impairments, restructuring and other items		128	137
Legal settlements and loss contingencies		1,124	104
Other income		(52)	(5)
Operating income (loss)		(713)	434
Financial expenses, net		258	290
Income (loss) before income taxes		(971)	144
Income taxes (benefit)		2	62
Share in (profits) losses of associated companies, net		(21)	(3)
Net income (loss)		(952)	84
Net income (loss) attributable to non-controlling interests		3	7
Net income (loss) attributable to Teva		(955)	77

Earnings (loss) per share attributable to Teva:	Basic ($)	(0.86)	0.07
	Diluted ($)	(0.86)	0.07
Weighted average number of shares (in millions):	Basic	1,107	1,099
	Diluted	1,107	1,107

Non-GAAP net income attributable to Teva:*		609	699
Non-GAAP net income attributable to Teva for diluted earnings per share:		609	699

Non-GAAP earnings per share attributable to Teva:*	Basic ($)	0.55	0.64
	Diluted ($)	0.55	0.63

Non-GAAP average number of shares (in millions):	Basic	1,107	1,099
	Diluted	1,112	1,107

* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)

	March 31,	December 31,
	2022	2021
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	2,175	2,165
Accounts receivables, net of allowance for credit losses of $91 million and $90 million as of March 31, 2022 and December 31, 2021.	4,253	4,529
Inventories	4,012	3,818
Prepaid expenses	1,064	1,075
Other current assets	933	965
Assets held for sale	13	19
Total current assets	12,451	12,573
Deferred income taxes	637	596
Other non-current assets	472	515
Property, plant and equipment, net	5,932	5,982
Operating lease right-of-use assets	464	495
Identifiable intangible assets, net	7,116	7,466
Goodwill	19,986	20,040
Total assets	47,059	47,666

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	2,077	1,426
Sales reserves and allowances	3,807	4,241
Accounts payables	1,750	1,686
Employee-related obligations	481	563
Accrued expenses	2,597	2,208
Other current liabilities	900	903
Total current liabilities	11,613	11,027

Long-term liabilities:
Deferred income taxes	666	784
Other taxes and long-term liabilities	3,288	2,578
Senior notes and loans	20,840	21,617
Operating lease liabilities	393	416
Total long-term liabilities	25,186	25,395
Equity:
Teva shareholders’ equity	9,344	10,278
Non-controlling interests	916	966
Total equity	10,260	11,244
Total liabilities and equity	47,059	47,666

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Three months ended
	March 31,
	2022	2021
Operating activities:
Net income (loss)	$(952)	$84
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	323	376
Impairment of long-lived assets and assets held for sale	165	127
Net change in operating assets and liabilities	559	(1,076)
Deferred income taxes – net and uncertain tax positions	(175)	(11)
Stock-based compensation	24	31
Other items	30	(10)
Net loss (gain) from investments and from sale of long lived assets	(23)	74
Net cash provided by (used in) operating activities	(49)	(405)

Investing activities:
Beneficial interest collected in exchange for securitized accounts receivables	305	476
Proceeds from sale of business and long-lived assets	25	138
Acquisition of businesses, net of cash acquired	(7)	-
Purchases of property, plant and equipment	(157)	(150)
Purchases of investments and other assets	(4)	(2)
Proceeds from sale of investments	-	46
Other investing activities	(1)	-
Net cash provided by (used in) investing activities	161	508

Financing activities:
Redemption of convertible senior notes	-	(491)
Other financing activities	2	(2)
Net cash provided by (used in) financing activities	2	(493)
Translation adjustment on cash and cash equivalents	(62)	(44)
Net change in cash, cash equivalents and restricted cash	52	(434)
Balance of cash, cash equivalents and restricted cash at beginning of period	2,198	2,177
Balance of cash, cash equivalents and restricted cash at end of period	$2,250	$1,743

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheets:
Cash and cash equivalents	2,175	1,743
Restricted cash included in other current assets	75	-
Total cash, cash equivalents and restricted cash shown in the statements of cash flows	2,250	1,743

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$299	$448

	Three Months Ended March 31, 2022
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement									Non-GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long lived assets	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non-GAAP items*	Other items
Net revenues	3,661										3,661
Cost of sales	1,921	178				1	5		62		1,675
Gross profit	1,740	178				1	5		62		1,986
Gross profit margin	47.5%										54.2%
R&D expenses	225						4				221
S&M expenses	584	22					7		3		552
G&A expenses	296						8		36		252
Other income	(52)								-		(52)
Legal settlements and loss contingencies	1,124		1,124								-
Other assets impairments, restructuring and other items	128			16	57			33	21		-
Intangible assets impairments	149			149							-
Operating income (loss)	(713)	200	1,124	165	57	1	24	33	123		1,013
Financial expenses, net	258									11	247
Income (loss) before income taxes	(971)	200	1,124	165	57	1	24	33	123	11	766
Income taxes	2									(140)	142
Share in (profits) losses of associated companies – net	(21)									(22)	1
Net income (loss)	(952)	200	1,124	165	57	1	24	33	123	(152)	623
Net income (loss) attributable to non-controlling interests	3									(11)	14
Net income (loss) attributable to Teva	(955)	200	1,124	165	57	1	24	33	123	(163)	609

EPS - Basic	(0.86)									1.41	0.55
EPS - Diluted	(0.86)									1.41	0.55

The non-GAAP diluted weighted average number of shares was 1,112 million for the three months ended March 31, 2022.
Non-GAAP income taxes for the three months ended March 31, 2022 were 18.5% on pre-tax non-GAAP income.
* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

Adjusted EBITDA reconciliation
Operating income (loss)	(713)
Add:
Depreciation	123
Amortization	200
EBITDA	(390)
Legal settlements and loss contingencies	1,124
Impairment of long lived assets	165
Restructuring costs	57
Costs related to regulatory actions taken in facilities	1
Equity compensation	24
Contingent consideration	33
Other non-GAAP items (excluding accelerated depreciation of $1.3 million)*	122
Adjusted EBITDA	1,135

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

	Three Months Ended March 31, 2021
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement										Non-GAAP

		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long lived assets	Other R&D expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non- GAAP items*	Other items
Net revenues	3,982											3,982
Cost of sales	2,104	215					5	6		41		1,838
Gross profit	1,878	215					5	6		41		2,144
Gross profit margin	47.2%											53.8%
R&D expenses	254				5			5				244
S&M expenses	585	27						9				549
G&A expenses	290							11		-		278
Other income	(5)									-		(5)
Legal settlements and loss contingencies	104		104									-
Other assets impairments, restructuring and other items	137			48		81			3	4		-
Intangible assets impairments	79			79								-
Operating income (loss)	434	242	104	127	5	81	5	31	3	45		1,077
Financial expenses, net	290										64	227
Income (loss) before income taxes	144	242	104	127	5	81	5	31	3	45	64	851
Income taxes	62										(85)	146
Share in (profit) losses of associated companies – net	(3)										2	(4)
Net income (loss)	84	242	104	127	5	81	5	31	3	45	(19)	709
Net income (loss) attributable to non-controlling interests	7										(3)	10
Net income (loss) attributable to Teva	77	242	104	127	5	81	5	31	3	45	(22)	699

EPS - Basic	0.07										0.57	0.64
EPS - Diluted	0.07										0.56	0.63

		The non-GAAP diluted weighted average number of shares was 1,107 million for the three months ended March 31, 2021.
		Non-GAAP income taxes for the three months ended March 31, 2021 were 17% on pre-tax non-GAAP income.
	*	Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

Adjusted EBITDA reconciliation
Operating income (loss)	434
Add:
Depreciation	134
Amortization	242
EBITDA	809
Legal settlements and loss contingencies	104
Impairment of long lived assets	127
Other R&D expenses	5
Restructuring costs	81
Costs related to regulatory actions taken in facilities	5
Equity compensation	31
Contingent consideration	3
Other non-GAAP items (excluding accelerated depreciation of $5 million)*	40
Adjusted EBITDA	1,206

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

	Segment Information

	North America		Europe		International Markets
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
	2022	2021	2022	2021	2022	2021

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$1,737	$1,989	$1,156	$1,214	$492	$490
Gross profit	890	1,074	694	688	286	260
R&D expenses	143	160	58	66	20	18
S&M expenses	245	229	196	214	97	96
G&A expenses	112	111	59	70	29	26
Other income	(11)	(3)	§	§	(40)	(2)
Segment profit	$402	$577	$381	$338	$179	$122

§ Represents an amount less than $1 million.

Reconciliation of our segment profit
to consolidated income before income taxes
	Three months ended
	March 31,
	2022	2021

	(U.S.$ in millions)

North America profit	$402	$577
Europe profit	381	338
International Markets profit	179	122
Total reportable segment profit	962	1,036
Profit of other activities	52	41
	1,013	1,077
Amounts not allocated to segments:
Amortization	200	242
Other asset impairments, restructuring and other items	128	137
Intangible asset impairments	149	79
Legal settlements and loss contingencies	1,124	104
Other unallocated amounts	127	82
Consolidated operating income (loss)	(713)	434
Financial expenses - net	258	290
Consolidated income (loss) before income taxes	$(971)	$144
Segment revenues by major products and activities
(Unaudited)

	Three months ended
	March 31,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
North America segment
Generic products	$899	$1,053	(15%)
AJOVY	36	31	16%
AUSTEDO	154	146	6%
BENDEKA/TREANDA	82	91	(10%)
COPAXONE	86	164	(48%)
Anda	342	289	18%
Other	139	215	(35%)
Total	1,737	1,989	(13%)

	Three months ended
	March 31,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
Europe segment
Generic products	$876	$865	1%
AJOVY	30	16	94%
COPAXONE	72	100	(29%)
Respiratory products	71	93	(24%)
Other	107	140	(24%)
Total	1,156	1,214	(5%)

	Three months ended
	March 31,		Percentage Change
	2022	2021	2021-2022
	(U.S.$ in millions)
International Markets segment
Generic products	$388	$392	(1%)
AJOVY	6	1	315%
COPAXONE	10	12	(11%)
Other	88	85	4%
Total	492	490	§

Free cash flow reconciliation
(Unaudited)

	Three months ended March 31,
	2022	2021

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	(49)	(405)
Beneficial interest collected in exchange for securitized trade receivables	305	476
Purchases of property, plant and equipment	(157)	(150)
Proceeds from sale of business and long lived assets	25	138
Acquisition of businesses, net of cash acquired	(7)	-
Free cash flow	$117	$59

Contacts

IR Contacts
Ran Meir (267) 468-4475
Yael Ashman +972 (3) 914 8262

PR Contacts
Kelley Dougherty (973) 832-2810
Eden Klein +972 (3) 906 2645